NationsBank
600 Peachtree Street, N.E.
21st Floor
Atlanta, GA  30308-2213




June 8, 1995



Mr. James E. Glasscock
Executive Vice President &
Chief Financial Officer
Proffitt's, Inc.
P.O. Box 20080
Jackson, MS  39209

RE:   Credit Facilities and Reimbursement Agreement by and among
Proffitt's, Inc.,  NationsBank of Texas, N.A., as Agent, and the
Lenders dated March 31, 1994, (the "Credit Agreement")

Dear Jim:

In accordance with Section 2.16 of the above referenced Credit Agreement, please accept this letter as confirmation that the Revolving Credit Termination Date has been extended to March 31, 1998. All other terms and conditions of the Credit Agreement shall remain in full force and effect.

As always, please feel free to give me a call with any questions and/or comments you may have on (404) 607-5530.

Sincerely,



Shawn B. Welch
Vice President